Exhibit 10.1

RECLASSIFICATION AGREEMENT

by and between

FOREST CITY REALTY TRUST, INC.

and

RMS, LIMITED PARTNERSHIP

Dated as of December 5, 2016

TABLE OF CONTENTS

		Page

ARTICLE I
DEFINITIONS

Section 1.1	Definitions	2
Section 1.2	Interpretation	6

ARTICLE II
THE CLOSING; EFFECT ON CAPITAL STOCK

Section 2.1	Closing	6
Section 2.2	Reclassification of Capital Stock	7
Section 2.3	Delivery of Consideration; No Fractional Shares	7
Section 2.4	Agent Arrangements	7
Section 2.5	Tax Withholding	8

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.1	Corporate Power and Authority	8
Section 3.2	Capitalization	9
Section 3.3	Conflicts; Consents and Approvals	9
Section 3.4	Board Recommendation	10
Section 3.5	Registration Statement/Proxy Statement	10
Section 3.6	Opinions	10
Section 3.7	Litigation	11

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF RMS

Section 4.1	Title to Shares	11
Section 4.2	Power and Authority	11
Section 4.3	Conflicts; Consents and Approvals	11
Section 4.4	Litigation	12
Section 4.5	Registration Statement/Proxy Statement	12
Section 4.6	Finders’ Fees	12

ARTICLE V
COVENANTS

Section 5.1	2017 Annual Meeting	12
Section 5.2	Registration Statement; Proxy Materials	13
Section 5.3	Voting; Restriction on Transfers and Pledges; Irrevocable Proxy	13
Section 5.4	Section 16 Matters	15

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This RECLASSIFICATION AGREEMENT (this “Agreement”) is made and entered into as of December 5, 2016, by and between Forest City Realty Trust, Inc., a Maryland corporation (the “Company”), and RMS, Limited Partnership, an Ohio limited partnership (“RMS”);

WHEREAS, as of December 2, 2016, there were 241,552,912 shares of Class A Common Stock of the Company, $0.01 par value per share (the “Class A Common Stock”), issued and outstanding and 18,788,169 shares of Class B Common Stock of the Company, $0.01 par value per share (the “Class B Common Stock”), issued and outstanding;

WHEREAS, as of December 5, 2016, RMS, together with other Ratner Family Members, own beneficially, and RMS has the sole power to vote or direct the voting of 17,373,203 shares of Class B Common Stock;

WHEREAS, the Board of Directors of the Company (the “Board”), following receipt of the unanimous recommendation of a special committee of the Board comprised solely of independent directors elected by the holders of Class A Common Stock (the “Special Committee”), has declared that the amendment and restatement of the charter of the Company (the “Charter”), substantially in the form attached hereto as Annex A (the “Articles of Amendment and Restatement”), and the amendment and restatement of the Charter contemplated thereby (the “Proposed Amendments”), are advisable and in the best interests of the Company, and resolved to recommend that the Stockholders approve the Proposed Amendments pursuant to which, at the Effective Time, among other things, each share of Class B Common Stock issued and outstanding immediately prior to the Effective Time shall, without any action on the part of the holder thereof, be reclassified and exchanged into 1.31 shares of Class A Common Stock (such ratio of 1:1.31, the “Exchange Ratio”);

WHEREAS, the Special Committee has received the opinion of Lazard Frères & Co. LLC, financial advisor to the Special Committee, dated the date hereof, to the effect that, subject to the assumptions, limitations, qualifications and other matters considered in connection with the preparation of such opinion, as of the date of such opinion, the Exchange Ratio in the Reclassification is fair, from a financial point of view, to the holders of Class A Common Stock (other than the RMS Group) (solely in their capacity as holders of shares of Class A Common Stock, with respect to such Class A Common Stock and without taking into account any shares of Class B Common Stock held by such holders), and the Board has received the opinion of Houlihan Lokey Capital, Inc., dated the date hereof, to the effect that, subject to the assumptions, limitations, qualifications and other matters considered in connection with the preparation of such opinion, as of the date of such opinion, the Exchange Ratio in the Reclassification is fair, from a financial point of view, to holders of Class B Common Stock (other than the RMS Group) (solely in their capacity as holders of shares of Class B Common Stock, with respect to such Class B Common Stock and without taking into account any shares of Class A Common Stock held by such holders);

WHEREAS, on the date hereof, Bruce C. Ratner has submitted notice of his resignation as a director to the Board, which resignation shall take effect on December 31, 2016;

WHEREAS, on the date hereof, Charles A. Ratner has informed the Board that he will retire as a director to the Board and such retirement shall take effect on December 31, 2016 in accordance with the terms of this Agreement;

WHEREAS, the Company desires to obtain RMS’s support of the Proposed Amendments, and the parties intend that the irrevocable appointment of proxies by RMS pursuant to the RMS Proxy be coupled with an interest by virtue of RMS’s entering into this Agreement, and the voting obligations contained herein; and

WHEREAS, the Reclassification is intended to constitute a reorganization of the Company within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants, agreements and conditions set forth in this Agreement, the Company and RMS agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1        Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“2017 Annual Meeting” means the Company’s 2017 annual meeting of Stockholders, including any postponement or adjournment thereof.

“2018 Annual Meeting” means the Company’s 2018 annual meeting of Stockholders, including any postponement or adjournment thereof.

“2019 Annual Meeting” means the Company’s 2019 annual meeting of Stockholders, including any postponement or adjournment thereof.

“2020 Annual Meeting” means the Company’s 2020 annual meeting of Stockholders, including any postponement or adjournment thereof.

“2021 Annual Meeting” means the Company’s 2021 annual meeting of Stockholders, including any postponement or adjournment thereof.

“2022 Annual Meeting” means the Company’s 2022 annual meeting of Stockholders, including any postponement or adjournment thereof.

“Agent” has the meaning set forth in Section 2.4(a).

“Agreement” has the meaning set forth in the Preamble.

“Articles of Amendment and Restatement” has the meaning set forth in the Recitals.

“beneficially own” and “beneficial ownership” shall have the meanings ascribed to such terms in Rule 13d-3 under the Exchange Act, except that such terms shall also include options, warrants, swaps, derivatives, convertible securities, stock appreciation rights and other rights or instruments, whether real or synthetic.

“Board” has the meaning set forth in the Recitals.

“Business Day” means any day other than a day on which commercial banks in the State of Maryland are authorized or obligated by Law to be closed.

“Charter” has the meaning set forth in the Recitals.

“Claims” has the meaning set forth in Section 5.6.

“Class A Common Stock” has the meaning set forth in the Recitals.

“Class B Common Stock” has the meaning set forth in the Recitals.

“Class B Record Holders” has the meaning set forth in Section 2.4(b).

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 2.1.

“Company” has the meaning set forth in the Preamble.

“Company Bylaws” has the meaning set forth in Section 3.3.

“Company Securities” means (i) any shares of capital stock or other equity interests of the Company, (ii) any other securities of the Company granting voting rights, (iii) any warrants, options, convertible or exchangeable securities, subscriptions, calls or other rights (including any preemptive or similar rights) to subscribe for or purchase or acquire any of the securities described in the foregoing clauses (i) and (ii) or (iv) any security, instrument or agreement granting economic rights or benefits based upon the value or price of, or the value or price of which is determined by reference to, any of the securities described in the foregoing clauses (i) through (iii), regardless of whether such security, instrument or agreement is or may be settled in securities, cash or other assets.

“Continuing RMS Designees” means two individuals designated by RMS reasonably acceptable to the Corporate Governance and Nominating Committee (it being understood that any individual who is then an Initial RMS Designee shall be deemed to be reasonably acceptable to the Corporate Governance and Nominating Committee unless such individual shall have been indicted or convicted of a felony) or, if RMS fails to make such designation 15 Business Days prior to the first anniversary of mailing of the Company’s proxy statement with respect to the 2019 Annual Meeting, two individuals who are Ratner Family Members who shall be designated by the Board); provided, however, that if a Continuing RMS Designee that is a director (i) prior to the 2022 Annual Meeting, voluntarily resigns as director of the Company, becomes unable to serve as a director of the Company as a result of incapacity, dies, or (ii) prior to the 2021 Annual Meeting, indicates to RMS and the Board in writing that he or she is unwilling to stand for election as a director of the Company at the 2020 Annual Meeting or 2021 Annual Meeting, as the case may be, or fails to be re-elected as a director at any annual meeting of Stockholders at which such Continuing RMS Designee was nominated for election pursuant to Section 5.8(d) (and the Board accepts such Continuing RMS Designee’s resignation, in the event there was no election contest at such annual meeting and such Continuing RMS Designee was standing for re-election) then, in each case, such person shall no longer be a Continuing RMS Designee and RMS shall be entitled to designate a replacement individual reasonably acceptable to the Corporate Governance and Nominating Committee, who shall thereupon be deemed to be a “Continuing RMS Designee.”

“Corporate Governance and Nominating Committee” means the Corporate Governance and Nominating Committee of the Board.

“Effective Time” has the meaning set forth in Section 2.2(a).

“Encumbrances” means any and all liens, charges, security interests, claims, pledges, encumbrances, assessments, options, deeds of trust, judgments, voting trusts, charges and other similar restrictions.

“Exchange Act” has the meaning set forth in Section 3.5(a).

“Exchange Ratio” has the meaning set forth in Section 2.2(b).

“Governmental Authority” means any (a) regional, federal, state, provincial, local, foreign or international government, governmental or quasi-governmental authority, regulatory authority or administrative agency or (b) court, tribunal, arbitrator, arbitral body (public or private) or self-regulatory organization.

“Governmental Order” means any order, ruling, writ, judgment, injunction, decree, stipulation, approval, authorization or determination entered by any Governmental Authority.

“Initial RMS Designee” means each of Brian J. Ratner, James A. Ratner, Ronald A. Ratner and Deborah Ratner Salzberg; provided, however, that if an Initial RMS Designee that is a director (i) prior to the 2020 Annual Meeting, voluntarily resigns as director of the Company, becomes unable to serve as a director of the Company as a result of incapacity, or dies, or (ii) prior to the 2019 Annual Meeting, indicates to RMS and the Board in writing that he or she is unwilling to stand for election as a director of the Company at the 2017 Annual Meeting, 2018 Annual Meeting, or 2019 Annual Meeting, as the case may be, or fails to be re-elected as a director at any annual meeting of Stockholders at which such Initial RMS Designee was nominated for election pursuant to Section 5.8(c) (and the Board accepts such Initial RMS Designee’s resignation, in the event there was no election contest at such annual meeting and such Initial RMS Designee was standing for re-election), then, in each case, such person shall no longer be an Initial RMS Designee, RMS shall be entitled to designate a replacement individual reasonably acceptable to the Corporate Governance and Nominating Committee and such individual shall thereupon be deemed to be an “Initial RMS Designee.”

“Law” means all applicable provisions of any law (including common law), statutes, constitutions, treaties, rules, regulations, ordinances, codes or Governmental Order.

“Legal Restraint” has the meaning set forth in Section 6.1(c).

“MGCL” means the Maryland General Corporation Law.

“NYSE” has the meaning set forth in Section 3.3.

“Outside Date” has the meaning set forth in Section 7.1(d).

“person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

“Proposed Amendments” has the meaning set forth in the Recitals.

“Proxy Statement” has the meaning set forth in Section 3.5(a).

“Ratner Family Member” means any person who or which is any of the following: (i) a Ratner Patriarch, (ii) a direct or indirect descendant of a Ratner Patriarch (whether adoptive or biological), (iii) a current or former spouse of any of the foregoing, (iv) the estate of any of the foregoing, (v) any entity described in Section 501(c)(3) of the Internal Revenue Code which is controlled by any or all of the persons referenced in clauses (i) through (iii) above or clause (vii) below, (vi) a trust established by any of the foregoing primarily for the benefit of any or all of the persons referenced in clauses (i) through (v) above or clause (vii) below or for charitable purposes, or (vii) any corporation, partnership, limited liability company or other entity that is controlled by one or more Ratner Family Members.

“Ratner Patriarch” means each of Mr. Max Ratner, Mr. Leonard Ratner, Mr. Nathan P. Shafran and Mr. Samuel H. Miller.

“Reclassification” means the transactions contemplated by virtue of the effectiveness of the Proposed Amendments, as set forth in Section 2.2(b).

“Registration Statement” has the meaning set forth in Section 3.5(a).

“Reimbursement Agreement” means that certain Reimbursement Agreement, dated October 24, 2016, by and between the Company and RMS.

“Representative” means, with respect to any person, such person’s directors, officers, employees, agents, advisors, attorneys, accountants, members, partners and other representatives.

“Requisite Stockholder Approval” has the meaning set forth in Section 5.1.

“RMS” has the meaning set forth in the Preamble.

“RMS Group” means, collectively, RMS, each general and limited partner of RMS, and any other person that acts as a “group” (within the meaning of Section 13(d) of the Exchange Act) with RMS for the purpose of acquiring, holding or disposing of Class B Common Stock.

“RMS Proxy” has the meaning set forth in Section 5.3(d).

“RMS Shares” means all shares of Class A Common Stock and Class B Common Stock from time to time beneficially owned by RMS.

“SDAT” means the State Department of Assessments and Taxation of Maryland.

“SEC” has the meaning set forth in Section 3.3.

“Securities Act” has the meaning set forth in Section 3.5(a).

“Stockholders” means the stockholders of the Company at the time of reference thereto.

“Special Committee” has the meaning set forth in the Recitals.

Section 1.2        Interpretation. When a reference is made in this Agreement to Sections or Annexes, such reference shall be to a Section of or Annex to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The term “parties” shall mean the Company and RMS, and the term “party” shall be deemed to refer to either the Company or RMS, as the case may be. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Except as otherwise specified, any reference to a contract, instrument or other document as of a given date means the contract, instrument or other document as amended, supplemented and modified. Words in singular will be held to include the plural and vice versa and a word of one gender will be held to include the other genders as the context requires. The word “or” will not be exclusive. The phrases “the date of this Agreement” and “the date hereof” shall be deemed to refer to the date set forth on the cover of this Agreement. The parties agree that this Agreement is the product of discussions and negotiations between the parties and their respective advisors, each of the parties was represented by counsel in connection therewith and, accordingly, this Agreement and any document generated in connection herewith shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any document to be drafted.

ARTICLE II

THE CLOSING; EFFECT ON CAPITAL STOCK

Section 2.1        Closing. Unless another time, date or place is mutually agreed in writing between the Company and RMS, the closing of the Reclassification (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, NY, commencing at 9:00 a.m., Eastern Time, on the earliest practicable day (but no later than the third Business Day) following satisfaction or waiver of the conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions). The date on which the Closing occurs shall be the “Closing Date.”

Section 2.2        Reclassification of Capital Stock.

(a)        At the Closing, the Company shall file the Articles of Amendment and Restatement with the SDAT and the Proposed Amendments shall become effective on the date and at the time of the acceptance for record of the Articles of Amendment and Restatement by the SDAT (the “Effective Time”).

(b)        As of the Effective Time, pursuant to Section 6.4 of Article VI of the Charter, each share of Class B Common Stock issued and outstanding immediately prior to the Effective Time shall, without any action on the part of the holder thereof, be reclassified and exchanged into 1.31 shares of Class A Common Stock (the “Exchange Ratio”). From and after the Effective Time, shares of Class B Common Stock shall no longer be deemed to be outstanding as Class B Common Stock, and all rights of the holders of Class B Common Stock shall cease and become rights of holders of Class A Common Stock, except for the right to shares of Class A Common Stock and cash in lieu of fractional shares of Class A Common Stock in accordance with the Reclassification.

Section 2.3        Delivery of Consideration; No Fractional Shares. No later than the Closing Date, the Company will instruct the transfer agent to create book-entries in respect of each share of Class A Common Stock into which the issued and outstanding shares of Class B Common Stock have been exchanged for and reclassified pursuant to the Reclassification, which shares of Class A Common Stock shall be uncertificated. No fractional shares of Class A Common Stock shall be issued in the Reclassification. All fractional shares of Class A Common Stock that a holder of shares of Class B Common Stock would otherwise be entitled to receive as a result of the Reclassification shall be aggregated and, if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash without interest determined as follows: the Agent shall (i) aggregate such fractional interests, (ii) sell the shares resulting therefrom and (iii) allocate and distribute the net proceeds received from the sale (after deducting commissions and other expenses arising from such sale), without interest, among the holders of the fractional interests as their respective interests appear.

Section 2.4        Agent Arrangements.

(a)        Prior to the Closing, subject to Section 2.4(c), the Company shall enter into an agreement with a bank, trust company or other appropriate service provider (the “Agent”), which agreement shall provide, among other things, for the replacement of book-entries with respect to shares of Class B Common Stock held in book-entry form with book-entries in respect of each share of Class A Common Stock into which the issued and outstanding shares of Class B Common Stock have been exchanged and reclassified, in accordance with Section 2.2(b).

(b)        As soon as is reasonably practicable after the Effective Time, the Company shall cause the Agent to transmit to each holder of record of outstanding book-entry shares of Class B Common Stock immediately prior to the Effective Time (such holders, the “Class B Record Holders”) a customary letter to book-entry shareholders.

(c)        Upon receipt of an appropriate agent’s message or other electronic confirmation from a Class B Record Holder, and such other documents as may be reasonably required by the Agent or the Company, the Agent shall register in the name of such Class B Record Holder the shares of Class A Common Stock into which each share of Class B Common Stock represented by such book-entry has been exchanged and reclassified, as set forth in Section 2.2(b) and subject to Section 2.5. Until receipt of an appropriate agent’s message or other electronic confirmation, each book-entry that formerly represented a share of Class B Common Stock shall be deemed, from and after the Effective Time, to represent the shares of Class A Common Stock into which such share of Class B Common Stock has been exchanged and reclassified, as set forth in Section 2.2(b) and subject to Section 2.5.

(d)        No dividends or other distributions that are declared or paid on the Class A Common Stock with a record date after the Effective Time will be paid to former holders of Class B Common Stock that have been reclassified into Class A Common Stock until such persons take appropriate action with respect to their book-entry shares in accordance with this Section 2.4. Upon such appropriate action being taken, there shall be paid to the person in whose name the book-entry in respect of such Class A Common Stock has been made any dividends or other distributions which shall have become payable with respect to the Class A Common Stock in respect of a record date after the Effective Time, without interest. In the event that any book-entry in respect of shares of Class A Common Stock is to be made in a name other than, with respect shares of Class B Common Stock held in uncertificated book-entry form, that appearing in such book-entry, it shall be a condition of the creation of such book-entry that the person making such request (i) shall pay to the Agent any transfer or other taxes required by reason of the registration of such shares of Class A Common Stock in a name other than that of the registered holder, or (ii) shall establish to the satisfaction of the Agent that such transfer or other tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Agent nor any party hereto shall be liable to a former holder of Class B Common Stock for any shares of Class A Common Stock or dividends or other distributions thereon delivered to a public official pursuant to any applicable escheat Laws.

Section 2.5        Tax Withholding. The Company and the Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, any taxes that are required to be deducted or withheld under applicable tax Law with respect to the making of such payment. To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding were made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

In order to induce RMS to enter into this Agreement, the Company hereby represents and warrants to RMS as follows:

Section 3.1        Corporate Power and Authority. The Company is a duly organized and validly existing corporation under the Laws of the State of Maryland and in good standing with the SDAT. The Company has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement and the RMS Proxy. The execution, delivery and performance of this Agreement and the RMS Proxy by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject to receipt of the Requisite Stockholder Approval at a meeting of Stockholders duly called and held at which a quorum was established. This Agreement and the RMS Proxy have been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by RMS) constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, fraudulent conveyance, moratorium and other similar Laws and (ii) general principles of equity, including equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

Section 3.2        Capitalization.

(a)        As of the date of this Agreement, the Company’s authorized capital stock consists solely of (i) 20,000,000 shares of preferred stock, $0.01 par value per share (the “Preferred Stock”), (ii) 371,000,000 shares of Class A Common Stock and (iii) 56,000,000 shares of Class B Common Stock. As of December 2, 2016, (1) no shares of Preferred Stock were issued and outstanding, (2) 241,552,912 shares of Class A Common Stock were issued and outstanding and (3) 18,788,169 shares of Class B Common Stock were issued and outstanding.

(b)        Upon consummation of the Reclassification, the shares of Class A Common Stock into which the shares of Class B Common Stock are being exchanged and reclassified pursuant to the Proposed Amendments will be duly authorized, validly issued, fully paid and nonassessable and will not have been issued in violation of any preemptive rights or similar rights.

Section 3.3        Conflicts; Consents and Approvals. The execution and delivery of this Agreement and the RMS Proxy by the Company, and the consummation of the Reclassification and the other transactions contemplated hereby and thereby by the Company do not and will not (a) violate, conflict with, or result in a breach of any provision of, or constitute a default under the Charter or the Company’s Amended and Restated Bylaws (the “Company Bylaws”), (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice or lapse of time or both, would become a default) under, or entitle any party to terminate, accelerate, modify or call a default under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which the Company is a party (other than any compensation or similar plan or arrangement), (c) violate any Law applicable to the Company, or (d) subject to the Requisite Stockholder Approval, the filing of the Proposed Amendments with the SDAT, compliance with the Securities Act and the Exchange Act, including required filings with the U.S. Securities and Exchange Commission (the “SEC”), required filings pursuant to state securities or “blue sky” Laws and the approval by the New York Stock Exchange (the “NYSE”) of the shares of Class A Common Stock into which the Class B Common Stock shall be exchanged and reclassified by virtue of the Proposed Amendments for listing (subject to official notice of issuance), require any action or consent or approval of, or review by, or registration or material filing by the Company with, any Governmental Authority, except, with respect to clauses (b), (c) and (d), as would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the Company or prevent or materially impair or materially delay the consummation of the Reclassification and the other transactions contemplated hereby.

Section 3.4        Board Recommendation. In accordance with the applicable provisions of the MGCL, the Charter and the Company Bylaws, the Board, at a meeting duly called and held, following receipt of the unanimous recommendation of the Special Committee, adopted resolutions (a) approving this Agreement, the Reclassification, the RMS Proxy and the other transactions contemplated hereby and thereby, including the adoption of the Proposed Amendments and the issuance of the shares of Class A Common Stock in connection with the Reclassification, (b) declaring the Proposed Amendments advisable and (c) directing that the Proposed Amendments to be submitted to the Stockholders with a recommendation of the Board that the Stockholders approve the Proposed Amendments.

Section 3.5        Registration Statement/Proxy Statement.

(a)        The Registration Statement on Form S-4 to be filed with the SEC by the Company, as amended or supplemented from time to time (as so amended and supplemented, the “Registration Statement”), which shall include a proxy statement in connection with the 2017 Annual Meeting (the “Proxy Statement”), will comply as to form, in all material respects, with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), as the case may be.

(b)        Notwithstanding Section 3.5(a), no representation or warranty is made by the Company with respect to information supplied by RMS or any of its Representatives acting on RMS’s behalf, in each case, expressly for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement.

Section 3.6        Opinions. The Special Committee has received the opinion of Lazard Frères & Co. LLC, financial advisor to the Special Committee, dated the date hereof, to the effect that, subject to the assumptions, limitations, qualifications and other matters considered in connection with the preparation of such opinion, as of the date of such opinion, the Exchange Ratio in the Reclassification is fair, from a financial point of view, to the holders of Class A Common Stock (other than the RMS Group) (solely in their capacity as holders of shares of Class A Common Stock, with respect to such Class A Common Stock and without taking into account any shares of Class B Common Stock held by such holders), and the Board has received the opinion of Houlihan Lokey Capital, Inc., dated the date hereof, to the effect that, subject to the assumptions, limitations, qualifications and other matters considered in connection with the preparation of such opinion, as of the date of such opinion, the Exchange Ratio in the Reclassification is fair, from a financial point of view, to holders of Class B Common Stock (other than the RMS Group) (solely in their capacity as holders of shares of Class B Common Stock, with respect to such Class B Common Stock and without taking into account any shares of Class A Common Stock held by such holders).

Section 3.7        Litigation. As of the date immediately preceding the date hereof, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened, against the Company, at Law or in equity, or before any Governmental Authority, that would reasonably be expected to, individually or in the aggregate, prevent or materially impair or materially delay the consummation of the Reclassification and the other transactions contemplated by this Agreement and the RMS Proxy.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF RMS

In order to induce the Company to enter into this Agreement, RMS represents and warrants to the Company as follows:

Section 4.1    Title to Shares. As of the date hereof, RMS owns beneficially 7,496,806 shares of Class A Common Stock and RMS owns beneficially, and RMS has the sole power to vote or direct the voting of, 17,373,203 shares of Class B Common Stock (the “Existing RMS Shares”). Except as disclosed in the Schedule 13D filed by RMS with the SEC prior to the date hereof, as of the date hereof, RMS is not a party or subject to any option, warrant, purchase right, subscription right, conversion right, exchange right, preemptive right, right of first refusal, call right or other similar right that could require RMS to sell, transfer or otherwise dispose of any shares of Class B Common Stock. Except as disclosed in the Schedule 13D filed by RMS with the SEC prior to the date hereof, as of the date hereof, RMS is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any shares of Class B Common Stock, other than this Agreement and the irrevocable proxy delivered pursuant to Section 5.3(d). RMS does not hold, own, or have the power to vote, directly or indirectly, any Company Securities other than the Existing RMS Shares.

Section 4.2    Power and Authority. RMS is a duly organized and validly existing limited partnership under the Laws of the State of Ohio and in good standing under the Laws of the State of Ohio. RMS has full organizational power and authority to enter into and deliver this Agreement and the RMS Proxy, to perform its obligations hereunder and thereunder and to consummate the Reclassification and the other transactions contemplated by this Agreement and the RMS Proxy. The execution, delivery and performance of this Agreement and the RMS Proxy by RMS has been duly authorized by all necessary partnership action on the part of RMS. Except as has already been obtained, no vote or consent of any Representative of RMS (in their capacity as such) is necessary for RMS to enter into and deliver this Agreement and the RMS Proxy, to perform its obligations hereunder and thereunder and to consummate the Reclassification and the other transactions contemplated by this Agreement and the RMS Proxy. This Agreement and the RMS Proxy have been duly executed and delivered by RMS, and (assuming due authorization, execution and delivery by the Company) constitutes the legal, valid and binding obligation of RMS, enforceable against it in accordance with its terms, subject to (a) applicable bankruptcy, insolvency, fraudulent conveyance, moratorium and other similar Laws and (b) general principles of equity, including equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at Law or in equity.

Section 4.3    Conflicts; Consents and Approvals. The execution and delivery of this Agreement and the RMS Proxy by RMS, and the consummation of the Reclassification and the other transactions contemplated hereby and thereby by RMS do not and will not (a) violate, conflict with, or result in a breach of any provision of, or constitute a default under any governing or organizational documents of RMS, (b) violate any Law applicable to RMS or (c) require any action or consent or approval of, or review by, or registration or material filing by RMS with, any Governmental Authority except, with respect to clauses (b) and (c), as would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on RMS or prevent or materially impair or materially delay the consummation of the Reclassification and the other transactions contemplated by this Agreement and the RMS Proxy.

Section 4.4    Litigation. As of the date immediately preceding the date hereof, there are no actions, suits or proceedings pending or, to the knowledge of the RMS, threatened, against RMS, at Law or in equity, or before any Governmental Authority, that would reasonably be expected to, individually or in the aggregate, prevent or materially impair or materially delay the consummation of the Reclassification and the other transactions contemplated by this Agreement and the RMS Proxy.

Section 4.5    Registration Statement/Proxy Statement. Any statements made or incorporated by reference in the Registration Statement or the Proxy Statement based on information supplied by RMS, or any of its Representatives acting on its behalf, in each case, for inclusion or incorporation by reference therein, will not, on the date of its filing or at the time it becomes effective under the Securities Act or on the date the Proxy Statement or any amendment or supplement is mailed to the Stockholders or at the time of the 2017 Annual Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.6        Finders’ Fees. Other than Morgan Stanley & Co. LLC, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of RMS who might be entitled to any fee or commission from the Company upon consummation of the Reclassification.

ARTICLE V

COVENANTS

Section 5.1        2017 Annual Meeting. The Company shall submit to Stockholders at the 2017 Annual Meeting a proposal seeking the approval of the Proposed Amendments by (a) the holders of a majority of the issued and outstanding shares of Class A Common Stock, voting as a separate voting class, and (b) the holders of a majority of the issued and outstanding shares of Class B Common Stock, voting as a separate voting class (the “Requisite Stockholder Approval”). The Company shall use reasonable efforts to cause the 2017 Annual Meeting to be held on or before May 25, 2017 (and if the Company is unable to hold the 2017 Annual Meeting on or before such date, the Company shall use reasonable best efforts to cause the 2017 Annual Meeting to be held as promptly as practicable thereafter). The Company shall not recess, adjourn or postpone the 2017 Annual Meeting to a date later than 20 days after the originally scheduled date of the 2017 Annual Meeting without the prior written consent of RMS, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 5.2        Registration Statement; Proxy Materials.

(a)        The Company shall prepare and file with the SEC the Registration Statement, which shall include the Proxy Statement, and the Company shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act promptly after such filing, and thereafter mail the Proxy Statement to the Stockholders in connection with the 2017 Annual Meeting. The Proxy Statement shall include (i) the determination of the Board that this Agreement and the transactions contemplated hereby, including the Reclassification, are advisable, fair and in the best interests of the Company and the Stockholders, and (ii) the recommendation of the Special Committee to the Board that the Board determine that the Proposed Amendments are advisable and in the best interests of the Company and the recommendation of the Board to the Stockholders that they approve the Proposed Amendments. The Company and RMS agree that, if the Proxy Statement is required to have more than one proposal with respect to the approval of the Proposed Amendments or any other matters in connection with the Reclassification or the other transactions contemplated by this Agreement, the Company may condition any such proposal on the approval by the Stockholders of any other such proposal.

(b)        The Company and RMS shall cooperate and consult with each other in the preparation of the Registration Statement and the Proxy Statement. Without limiting the generality of the foregoing, RMS shall (i) furnish to the Company the information relating to RMS required by the Exchange Act and the Securities Act to be set forth in the Registration Statement and the Proxy Statement, and (ii) cooperate with the Company in responding to any comments made by the staff of the SEC with respect thereto. RMS and its counsel shall be given a reasonable opportunity to review and comment on the Registration Statement and the Proxy Statement and any amendments or supplements thereto (which comments the Company will consider in good faith) before the filing thereof with the SEC. Any reference in the Registration Statement and the Proxy Statement and any amendments or supplements thereto to the Ratner Family or the RMS Group shall be subject to the prior written approval of RMS, such consent not to be unreasonably withheld, delayed or conditioned. The Company will promptly notify RMS of the receipt of any comments from the staff of the SEC with respect to the Registration Statement or the Proxy Statement and of any request by the staff of the SEC for amendments of, or supplements to, the Registration Statement or the Proxy Statement. The Company shall have no liability for statements made in the Proxy Statement or the Registration Statement based on information or materials provided by or on behalf of RMS or its Representatives expressly for inclusion or incorporation by reference in the Proxy Statement or the Registration Statement.

Section 5.3        Voting; Restriction on Transfers and Pledges; Irrevocable Proxy.

(a)        Until the earlier of (i) the Closing Date and (ii) the termination of this Agreement pursuant to ARTICLE VII, RMS hereby irrevocably and unconditionally agrees, at the 2017 Annual Meeting and at any special meeting of the Stockholders called with the approval of RMS for the purposes of obtaining Requisite Stockholder Approval, however called, including any postponement or adjournment thereof, in each case to the extent relating to or reasonably expected to affect or concern the Reclassification, that RMS shall, in each case to the fullest extent that RMS is entitled to vote the RMS Shares:

(i)        appear, in person or by proxy, at each such meeting or otherwise cause the RMS Shares to be counted as present thereat for purposes of determining a quorum; and

(ii)        vote (or cause to be voted), in person or by proxy (returned sufficiently in advance of the deadline for proxy voting for the Company to have the reasonable opportunity to verify receipt), the RMS Shares (A) in favor of approving the Proposed Amendments and any action reasonably requested by the Company in furtherance of the foregoing, including any proposal to postpone or adjourn any meeting of the Stockholders at which the Proposed Amendments are submitted for the consideration and vote of the Stockholders to a later date if there are not sufficient votes for approval of such matters or to establish a quorum on the date on which the meeting is held, provided that the Company shall not postpone, adjourn or recess any such meeting to a date later than 20 days after the originally scheduled date thereof without the prior written consent of RMS, which consent shall not be unreasonably withheld, conditioned or delayed; (B) unless otherwise directed in writing by the Special Committee, against any action, agreement or transaction that would reasonably be expected to (1) be inconsistent with or contrary to the terms and conditions of the Proposed Amendments or (2) result in any of the conditions set forth in ARTICLE VI not being satisfied on or before the Outside Date; (C) unless otherwise directed in writing by the Special Committee, against any nominees for election as directors of the Company at the 2017 Annual Meeting other than those nominees recommended by the Board or required to be recommended by the Board in accordance with Section 5.3(c); and (D) against any other action, agreement or transaction involving the Company or any of its subsidiaries, including any change in the present capitalization of the Company or any amendment or other change to the Charter (other than the Proposed Amendments) or the Company Bylaws, that is intended, or would reasonably be expected, to prevent or impair or delay the consummation of the Reclassification or the other transactions contemplated by this Agreement or the performance by the Company or by RMS of its obligations under this Agreement.

(b)        RMS hereby covenants and agrees that, except for this Agreement, RMS has not taken and, prior to the earlier of the Closing or the termination of this Agreement pursuant to ARTICLE VII, shall not take any action that would make any representation or warranty of RMS contained herein untrue or incorrect or have the effect of preventing or disabling RMS from performing any of its obligations under this Agreement.

(c)        The Company hereby covenants and agrees that, except for this Agreement, the Company has not taken and, prior to the earlier of the Closing or the termination of this Agreement pursuant to ARTICLE VII, shall not take any action that would make any representation or warranty of the Company contained herein untrue or incorrect or have the effect of preventing or disabling the Company from performing any of its obligations under this Agreement.

(d)        Concurrently with the execution of this Agreement, RMS has executed and delivered to the Company an irrevocable proxy, in the form attached hereto as Annex B (the “RMS Proxy”). RMS hereby represents that all proxies (other than the RMS Proxy), powers of attorney, instructions or other requests given by or on behalf of RMS prior to the execution of this

Agreement in respect of the voting of RMS Shares, if any, are not irrevocable, RMS hereby revokes (or shall cause to be revoked) any and all previous proxies, powers of attorney, instructions and other requests with respect to the RMS Shares to the extent inconsistent with the RMS Proxy.

(e)        RMS hereby covenants and agrees that, prior to the earlier of the Closing or the termination of this Agreement pursuant to ARTICLE VII, it shall not, directly or indirectly (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any shares of Class B Common Stock, (ii) pledge, hypothecate, convert, sell, exchange, donate, assign, transfer, distribute, Encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect pledge, hypothecation, conversion, sale, exchange, donation, assignment, transfer, distribution, Encumbrance or other disposition of, any shares Class B Common Stock, or (iii) enter into any hedging, derivative, swap or other financial risk management contract with respect to any shares of Class B Common Stock; provided, however, that RMS shall be entitled to take any of the actions set forth in this Section 5.3(e) so long as the covenant and agreement contained in Section 5.3(f) remains satisfied;

(f)        RMS hereby covenants and agrees that, until the earlier of the Closing or the termination of this Agreement pursuant to ARTICLE VII, RMS shall continue to hold the power to vote or direct the voting of at least a majority of the issued and outstanding Class B Common Stock.

Section 5.4        Section 16 Matters. Prior to the Closing, the Company shall take all such steps as may be required to cause the transactions contemplated by this Agreement, including any dispositions or deemed dispositions of the shares of Class B Common Stock and acquisitions or deemed acquisitions of Class A Common Stock by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.5        Further Assurances.

(a)        Each of the parties hereto shall use all reasonable best efforts to take, or cause to be taken, all action, and do or cause to be done all things necessary, proper or advisable under applicable Law, as may be required to carry out the provisions of this Agreement and to consummate and make effective the transactions contemplated by this Agreement.

(b)        Each of the parties hereto agrees to cooperate and use its reasonable best efforts, at the Company’s expense, to contest and resist any action, including administrative or judicial action, and to have vacated, lifted, reversed or overturned as promptly as possible any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect that restricts, prevents or prohibits the consummation of any of the transactions contemplated by this Agreement, including by pursuing all reasonably available avenues of administrative and judicial appeal; provided, that nothing in this Section 5.5(b) shall prevent any party from entering into a settlement or otherwise disposing of any action with the consent of the other party not to be unreasonably withheld, delayed or conditioned.

Section 5.6        Release; REIT Ownership Exemption. Effective as of the Closing, RMS, on the one hand, and the Company, on the other hand, hereby releases and forever discharges, the other and its predecessors and successors and assigns from any and all rights, claims, demands, judgments, obligations, liabilities and damages, whether accrued or unaccrued, asserted or unasserted, fixed or contingent, and whether known or unknown relating to the Company or RMS, which ever existed or then exists, by any reason whatsoever, relating to any fact, situation, circumstance, status, event, act, failure to act or transaction occurring at or prior to the Closing (collectively, “Claims”) in connection with this Agreement and the Reclassification; provided, that, nothing contained in this Section 5.6 shall be deemed to release any party from any of its obligations under this Agreement or the RMS Proxy continuing, or arising, after the Closing; provided, further, that this Section 5.6 shall not be deemed to release or discharge any individual from any Claim arising from or relating to an action of such individual undertaken in his or her status as a current or former director, officer, employee or agent of the Company or any subsidiary of the Company which such individual is or was serving at the request of the Company. The Company agrees and acknowledges that the REIT Ownership Exemption, dated November 13, 2015, in favor of the Ratner Family Group (as defined therein) will remains in full force and effect after the Effective Time and, from and after the Effective Time, each reference therein to Common Stock shall be deemed a reference to Class A Common Stock.

Section 5.7        Public Announcement. The parties hereby approve of the issuance of the public announcement of this Agreement as previously reviewed and agreed between them and the Special Committee and shall consult with, and, except in each such case as may be required by any applicable Law, obtain the approval of the other (which approval will not be unreasonably withheld, delayed or conditioned) and of the Special Committee before issuing any other press release or making any other public announcement (or written communication required to be filed with the SEC pursuant to Rule 425 or the proxy rules of the SEC) with respect to this Agreement; provided, no such prior approval shall be required with respect to the issuance of any press release or the making of any other public announcement (or written communication) that is consistent in all material respects with a press release or other public announcement (or written communication) previously approved in accordance with this Section 5.7.

Section 5.8        Governance Matters.

(a)        RMS shall take all actions necessary to cause Bruce C. Ratner to resign from the Board effective no later than December 31, 2016.

(b)        RMS shall take all actions necessary to cause Charles A. Ratner to retire from the Board effective December 31, 2016. The Board shall prior to December 31, 2016 fill the vacancy created by Charles A. Ratner’s retirement by electing James A. Ratner to the Board, and James A. Ratner shall have resigned as an officer of the Company at or before the time he is appointed to the Board. From his election until the 2019 Annual Meeting, unless his service as a director earlier terminates, the Company shall take all necessary actions to elect James A. Ratner to serve as non-executive Chairman of the Board.

(c)        The Board (and all applicable committees thereof) shall nominate each Initial RMS Designee for election as a director of the Company at each of the 2017 Annual Meeting, 2018 Annual Meeting and 2019 Annual Meeting and recommend to the Stockholders that they vote to elect each Initial RMS Designee at such annual meeting. The Company agrees to include in the Company’s proxy statement with respect to each such annual meeting each Initial RMS Designee in the slate of nominees recommended by the Board (and all applicable committees thereof). If, prior to the 2020 Annual Meeting, an Initial RMS Designee who is a director voluntarily resigns as a director of the Company, becomes unable to serve as a director of the Company as a result of incapacity or dies, the Board shall promptly elect a replacement Initial RMS Designee as a director of the Company. In the event that any person seeks to remove any Initial RMS Designee as a director of the Company prior to the 2020 Annual Meeting, the Board (and all applicable committees thereof) shall recommend, and the Board and the Company shall solicit Stockholders, against the removal of such Initial RMS Designee.

(d)        The Board (and all applicable committees thereof) shall nominate each Continuing RMS Designee for election as a director of the Company at each of the 2020 Annual Meeting and the 2021 Annual Meeting, and recommend to the Stockholders that they vote to elect each Continuing RMS Designee at such annual meeting. The Company agrees to include in the Company’s proxy statement with respect to each such annual meeting each Continuing RMS Designee in the slate of nominees recommended by the Board (and all applicable committees thereof). If, prior to the 2022 Annual Meeting, a Continuing RMS Designee who is a director voluntarily resigns as director of the Company, becomes unable to serve as a director of the Company as a result of incapacity or dies, the Board shall promptly elect a replacement Continuing RMS Designee as a director of the Company. In the event that any person seeks to remove any Continuing RMS Designee as a director of the Company prior to the 2022 Annual Meeting, the Board (and all applicable committees thereof) shall recommend and the Board and the Company shall solicit Stockholders against the removal of such Continuing RMS Designee for election as a director of the Company. Notwithstanding anything to the contrary contained in this Section 5.8(d), any obligation of the Company and the Board (or any committee thereof) contained in this Section 5.8(d) shall immediately and permanently terminate in the event that at any time after the Effective Time the Ratner Family Members, in the aggregate, cease to beneficially own 18,153,421 shares of Class A Common Stock (adjusted for any stock dividend, stock split, reverse stock split or similar transaction after the date hereof) (or any successor security). In connection with each of the 2020 Annual Meeting and the 2021 Annual Meeting, the Board shall be entitled to request from RMS information setting forth the beneficial ownership of shares of Class A Common Stock (or any successor security) by the Ratner Family Members.

(e)        The Board will recommend and solicit proxies for the election of each person nominated pursuant to Section 5.8(c) or Section 5.8(d) at the 2017 Annual Meeting, 2018 Annual Meeting, 2019 Annual Meeting, 2020 Annual Meeting and 2021 Annual Meeting, as applicable, in the same manner as for the other nominees nominated for election by the Board (or any committee thereof) as a director.

(f)        Notwithstanding anything to the contrary, the Board shall have no obligation pursuant to this Section 5.8 to nominate, and the Board shall have no obligation to recommend and solicit proxies for the election of any person nominated in accordance with Section 5.8(c) and/or Section 5.8(d) from and after the date such person shall fail to be elected as a director at any annual meeting of Stockholders at which such person was nominated for election as a director pursuant to this Section 5.8 (and the Board accepts such person’s resignation, in the event there was no election contest at such annual meeting and such person was standing for re-election).

(g)        The Board shall resolve to amend and restate the Company Bylaws, effective as of the Effective Time, substantially in the form set forth in Annex C.

(h)        At the Effective Time, the Company shall amend the Company’s Corporate Governance Guidelines to add the provision set forth in Annex D.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1        Conditions to Each Party’s Obligation. The respective obligation of each party to effect the Reclassification shall be subject to the satisfaction or, to the extent permitted by Law, waiver at or prior to the Closing of the following conditions:

(a)        Requisite Stockholder Approval. The Requisite Stockholder Approval shall have been obtained, and the holders of a majority of the issued and outstanding shares of Class A Common Stock entitled to vote thereon, excluding shares of Class A Common Stock beneficially owned by RMS and Ratner Family Members, shall have voted for the approval of the Proposed Amendments.

(b)        Registration Statement. The Registration Statement shall have been declared effective and shall be effective at the Effective Time, and no stop order suspending effectiveness shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

(c)        No Injunctions or Restraints. No Governmental Order issued by any court of competent jurisdiction or other Governmental Authority or other restraint or prohibition under Law preventing the consummation of the Reclassification, the Proposed Amendments becoming effective or the other transactions contemplated by this Agreement (any of the foregoing, a “Legal Restraint”) shall have been issued or come into effect.

(d)        Listing. The shares of Class A Common Stock into which the Class B Common Stock shall be exchanged and reclassified pursuant to the Reclassification shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 6.2        Additional Conditions to the Company’s Obligation. The obligation of the Company to effect the Reclassification shall be subject to the satisfaction or, to the extent permitted by Law, waiver at or prior to the Closing Date of the following additional conditions:

(a)        Representations and Warranties. (i) Each of the representations and warranties of RMS contained in Section 4.1, Section 4.2 and Section 4.3(a) shall be true and correct in all respects (except for any de minimis inaccuracies) on the date of this Agreement and on and as of the Closing Date as if made on and as of such date (other than to the extent that any such representation and warranty, by its terms, is expressly limited to a specific date, in which case such representation and warranty shall be true and correct in all respects (except for any de minimis inaccuracies) as of such date) and (ii) each of the other representations and warranties of RMS contained in this Agreement shall be true and correct in all material respects on the date of this Agreement and on and as of the Closing Date as if made on and as of such date (other than to the extent that any such representation and warranty, by its terms, is expressly limited to a specific date, in which case such representation and warranty shall be true and correct in all material respects as of such date); provided, that no representation or warranty of RMS contained in ARTICLE IV shall be deemed untrue or incorrect, and RMS shall not be deemed to have breached any such representation or warranty, in each case for purposes of the conditions set forth in this Section 6.2(a), unless the failure of such representation or warranty to be true or correct, individually or in the aggregate, would be of material significance to the party adversely affected in the context of the transactions contemplated by this Agreement.

(b)        Performance of Obligations. RMS shall have performed in all material respects each of its agreements contained in this Agreement and the RMS Proxy required to be performed at or prior to the Closing.

(c)        Officer’s Certificate. The Company shall have received a certificate of RMS, signed by a General Partner of RMS and dated as of the Closing Date, certifying that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

Section 6.3        Additional Conditions to RMS’s Obligation. The obligations of RMS to effect the Reclassification shall be subject to the satisfaction or, to the extent permitted by Law, waiver at or prior to the Closing Date of the following additional conditions:

(a)        Representations and Warranties. (i) Each of the representations and warranties of the Company contained in Section 3.1, Section 3.2(a) and Section 3.3(a) shall be true and correct in all respects (except for any de minimis inaccuracies) on the date of this Agreement and on and as of the Closing Date as if made on and as of such date (other than to the extent that any such representation and warranty, by its terms, is expressly limited to a specific date, in which case such representation and warranty shall be true and correct in all respects (except for any de minimis inaccuracies) as of such date) and (ii) each of the other representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on the date of this Agreement and on and as of the Closing Date as if made on and as of such date (other than to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case such representation or warranty shall be true and correct in all material respects as of such date); provided, that no representation or warranty of the Company contained in ARTICLE III shall be deemed untrue or incorrect, and the Company shall not be deemed to have breached any such representation or warranty, in each case for purposes of the conditions set forth in this Section 6.3(a), unless the failure of such representation or warranty to be true or correct, individually or in the aggregate, would be of material significance to the party adversely affected in the context of the transactions contemplated by this Agreement.

(b)        Performance of Obligations. The Board and the Company shall have performed in all respects each of their agreements contained in Sections 5.8(b) and 5.8(c) of this Agreement and shall have performed in all material respects all of their other agreements contained in this Agreement required to be performed at or prior to the Closing Date.

(c)        Officer’s Certificate. RMS shall have received a certificate of the Company signed by an executive officer of the Company for and on behalf of the Company and dated as of the Closing Date certifying that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

ARTICLE VII

TERMINATION

Section 7.1        Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a)        by mutual written consent of the Company and RMS;

(b)        by the Company, if there has been any breach by RMS of any representation, warranty, covenant or agreement of RMS contained in this Agreement which breach (i) would prevent the satisfaction of any of the conditions set forth in Section 6.1 or Section 6.2 and (ii) has not been waived by the Company or cured by RMS within sixty days after RMS’s receipt of written notice thereof from the Company or is incapable of being cured; provided, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to the Company at any time that the Company is in material breach of any representation, warranty, covenant or agreement of the Company hereunder, which material breach has not been waived by RMS or, if capable of cure, has not been cured by the Company;

(c)        by RMS, if there has been any breach by the Company of any representation, warranty, covenant or agreement of the Company contained in this Agreement which breach (i) would prevent the satisfaction of any of the conditions set forth in Section 6.1 or Section 6.3 and (ii) has not been waived by RMS or cured by the Company within sixty days after the Company’s receipt of written notice thereof from RMS or is incapable of being cured; provided, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to RMS at any time that RMS is in material breach of any representation, warranty, covenant or agreement of RMS hereunder, which material breach has not been waived by the Company or, if capable of cure, has not been cured by RMS;

(d)        by the Company or RMS, if the Closing does not occur on or prior to July 31, 2017, subject to any extensions of such date as may be mutually agreed by the parties in writing (the “Outside Date”); provided, that no party shall be entitled to terminate this Agreement pursuant to this Section 7.1(d) if such party is then in breach of any representation, warranty, covenant or agreement hereunder, which breach has been the cause of or resulted in the failure of the transactions contemplated hereby to be consummated on or prior to the Outside Date;

(e)        by the Company or RMS, if the Requisite Stockholder Approval shall not have been obtained at the 2017 Annual Meeting or at any special meeting of the Stockholders called for the purposes of obtaining Requisite Stockholder Approval; provided, that the right to terminate this Agreement pursuant to this Section 7.1(e) shall not be available to any party whose failure to fulfill any obligation under this Agreement or the RMS Proxy has been the cause of or resulted in the failure to obtain the Requisite Stockholder Approval; or

(f)        by the Company or RMS, if any Legal Restraint shall have been issued or come into effect, and such Legal Restraint shall have become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 7.1(f) shall not be available to any party that is in material breach of its obligations pursuant to Section 5.5(b), which material breach has not been waived by the other party or, if capable of cure, has not been cured.

provided, however, that the Company shall not consent to or exercise any right to terminate this Agreement under this Section 7.1 unless and until such action is approved by the Special Committee.

Section 7.2        Notice of Termination. In the event of a termination by the Company or RMS pursuant to this ARTICLE VII, written notice thereof shall forthwith be given to the other party, and the transactions contemplated by this Agreement shall be terminated, without further action by any party.

Section 7.3        Effect of Termination and Abandonment. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this ARTICLE VII, this Agreement shall become void, and of no further force and effect; provided, that this Section 7.3 and ARTICLE VIII shall survive such termination. Nothing in this ARTICLE VII shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.1        Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile, portable document format (.pdf) or other electronic transmission), each of which shall be an original, and which together shall constitute one and the same Agreement.

Section 8.2        Entire Agreement. This Agreement (including the Annexes attached hereto), the Reimbursement Agreement and the RMS Proxy constitute the entire agreement among the parties, and supersede any prior agreements, understandings, arrangements or representations, by or among the parties, written and oral, with respect to the subject matter hereof.

Section 8.3        Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced as a result of any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are consummated as originally intended to the greatest extent possible. Notwithstanding anything contained herein, in no event shall the Company be required to perform its obligations under Section 5.1 or Section 5.2 or, to the extent related to either of Section 5.1 or Section 5.2, under Section 5.5, if (a) a court of competent jurisdiction or other Governmental Authority (i) prior to obtaining the Requisite Stockholder Approval, declares that the RMS Proxy or any of the provisions related thereto contained herein (including Section 5.3(d)), are invalid, illegal, void or unenforceable or (ii) prior to the Closing, declares that any of the provisions contained in Section 5.3(a) or Section 5.3(e) are invalid, illegal, void or unenforceable and (b) RMS fails to perform such obligations that have been found to be invalid, illegal, void or unenforceable by a court of competent jurisdiction or other Governmental Authority in any respect that would reasonably be expected, individually or in the aggregate, to prevent or materially impair or materially delay the consummation of the Reclassification or the other transactions contemplated by this Agreement and the RMS Proxy.

Section 8.4        Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to create any third-party beneficiaries (except that the Special Committee shall be a third-party beneficiary of this Agreement in respect of all rights and powers afforded to the Special Committee hereunder).

Section 8.5        Governing Law; Jurisdiction; WAIVER OF JURY TRIAL. This Agreement shall be governed by the internal laws of the State of Maryland, without giving effect to the conflict of laws principles thereof. Each party irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Circuit Court for Baltimore City (Maryland) and the United States District Court for the District of Maryland (Baltimore Division), for any action or proceeding, arising out of or relating to this Agreement, and the actions contemplated by this Agreement (and agrees not to commence any action except in any such court); provided, that, with respect to any such action or proceeding filed in the Circuit Court for Baltimore City (Maryland), the parties will jointly request an assignment to the Business and Technology Case Management Program pursuant to Rule 16-308 of the Maryland Rules of Procedure. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action or proceeding in the Circuit Court for Baltimore City (Maryland) or the United States District Court for the District of Maryland (Baltimore Division), and further, irrevocably and unconditionally waives, and agrees not to plead or claim in any such court, that any action or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY, IN CONNECTION WITH ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND THE ACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 8.6        Specific Performance. The parties acknowledge and agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or was otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to ARTICLE VII, the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at Law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

Section 8.7        Amendment. This Agreement may not be altered, amended or supplemented, except by an agreement in writing signed by the parties hereto; provided, that the Company shall not agree to amend this Agreement unless and until such amendment is approved by the Special Committee.

Section 8.8        Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing, and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by facsimile, by courier service or by registered or certified mail (postage prepaid, return receipt, requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.8):

if to RMS, to:

RMS, Limited Partnership

Terminal Tower, Suite 1600

50 Public Square

Cleveland, OH 44113

Attention: Bruce Geier

Facsimile: 216-575-1395

Phone: 216-416-3475

with a copy, which shall not constitute notice, to:

Fried, Frank, Harris, Shriver and Jacobson, LLP

One New York Plaza

New York, NY 10004-1980

Attention:   Philip Richter

Warren de Wied

Email:   philip.richter@friedfrank.com

warren.dewied@friedfrank.com

if to the Company, to:

Forest City Realty Trust, Inc.

Terminal Tower

50 Public Square, Suite 1100

Cleveland, OH 44113

Attention: General Counsel

Facsimile: 216 263-6208

Phone: 216-621-6060

with a copy, which shall not constitute notice, to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004-2498

Attention:  Joseph B. Frumkin

Benjamin R. Weber

Krishna Veeraraghavan

Email:   frumkinj@sullcrom.com

weberb@sullcrom.com

veeraraghavank@sullcrom.com

Section 8.9        Assignment. Neither this Agreement, nor any of the rights, interests or obligations hereunder, shall be assigned by (i) the Company (whether by operation of Law or otherwise) without the prior written consent of RMS and the Special Committee, or (ii) RMS (whether by operation of Law or otherwise) without the prior written consent of the Company and the Special Committee; provided, that a merger or consolidation involving the Company shall be permissible without the consent of RMS hereunder and RMS may assign its rights under Section 5.8 hereunder to another entity controlled by Ratner Family Members without the consent of the Company. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties, and their respective successors and permitted assigns. Any assignment or purported assignment in violation of this provision shall be void and of no effect.

Section 8.10        Fees and Expenses. Except as expressly provided herein or in the Reimbursement Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be the responsibility of, and shall be paid by the party incurring such fees or expenses, whether or not the transactions contemplated by this Agreement are consummated.

Section 8.11        Waiver. No failure or delay on the part of any party in exercising any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available. The Company shall not waive any right or condition to its obligations under this Agreement unless and until such waiver is approved by the Special Committee.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

FOREST CITY REALTY TRUST, INC.

By:	/s/ David J. LaRue
	Name:	David J. LaRue
	Title:	President and Chief Executive Officer

RMS, LIMITED PARTNERSHIP

By:	/s/ Joan K. Shafran
	Name:	Joan K. Shafran
	Title:	General Partner

By:	/s/ Abraham Miller
	Name:	Abraham Miller
	Title:	General Partner

By:	/s/ Sam Miller
	Name:	Sam Miller
	Title:	General Partner

By:	/s/ Charles A. Ratner
	Name:	Charles A. Ratner
	Title:	General Partner

By:	/s/ Ronald A. Ratner
	Name:	Ronald A. Ratner
	Title:	General Partner

By:	/s/ Deborah Ratner Salzberg
	Name:	Deborah Ratner Salzberg
	Title:	General Partner

By:	/s/ Brian Ratner
	Name:	Brian Ratner
	Title:	General Partner

[Signature Page to Reclassification Agreement]

ANNEX A

[FORM OF PROPOSED AMENDMENTS]

[Attached]

A-1

ANNEX B

[FORM OF IRREVOCABLE PROXY]

[Attached]

B-1

ANNEX C

[FORM OF AMENDED AND RESTATED BYLAWS]

[Attached]

C-1

ANNEX D

[AMENDMENT TO CORPORATE GOVERNANCE GUIDELINES]

If an incumbent director fails to receive the required vote for re-election in accordance with the Bylaws of the Company, he or she shall offer to resign from the Board, and the Corporate Governance and Nominating Committee will consider such offer to resign, will determine whether to accept such director’s resignation and will submit such recommendation for consideration by the Board. The director whose offer to resign is under consideration shall not participate in any deliberation or vote of the Corporate Governance and Nominating Committee or Board regarding that offer to resign. Notwithstanding the foregoing, in the event that no nominee for director receives the vote required in the Bylaws, the Corporate Governance and Nominating Committee shall make a final determination as to whether to recommend to the Board whether to accept any or all offers to resign, including those offers to resign from members of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s resignation. Within 90 days after the date of certification of the election results, the Board will disclose its decision in a press release, filing with the U.S. Securities and Exchange Commission or by other public announcement. If such incumbent director’s offer to resign is not accepted by the Board, such director will continue to serve until his or her successor is elected and qualifies, or his or her death, resignation, retirement or removal, whichever event shall occur first. If a director’s offer to resign is accepted by the Board, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board, in its sole discretion, may fill any resulting vacancy pursuant to the Bylaws.

D-1